EXHIBIT 23(B)





                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in this registration statement on Form S-4 of our report dated August 1, 1995 on our audit of the consolidated financial statements of Tyco International Ltd. for the years ended June 30, 1995 and 1994, the combination of the financial statements of Tyco International Ltd. and Kendall International, Inc. for the year ended June 30, 1993 and the consolidated statements of income and cash flows of Kendall International, Inc. and subsidiaries for the year ended June 30, 1993, prior to their restatement for pooling of interests, which report is included in the Annual Report of Form 10-K of Tyco International Ltd. for the year ended June 30, 1995. We also consent to the reference to our firm under the caption "Experts".

                                          COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
August 2, 1996